Exhibit 23.3

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2012, with respect to the consolidated financial statements of Sunbelt Software, Inc. included in the Registration Statement (Form F-1 No. 333-00000) and related Prospectus of GFI Software S.A. dated November 2, 2012.

/s/ Ernst & Young LLP
Tampa, Florida
November 2, 2012